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                         (SIDLEY & AUSTIN LETTERHEAD)

                                                                    EXHIBIT 8-1

                              September 29, 1994

MCN Michigan Limited Partnership
500 Griswold Street
Detroit, MI 48226

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special tax counsel for MCN Michigan Limited Partnership, a Michigan limited partnership ("MCN Michigan"), and MCN Corporation, a Michigan Corporation, in connection with the registration statement on Form
S-3 (the "Registration Statement") being filed by MCN Michigan and MCN Corporation with the Securities and Exchange Commission under the Securities Act of 1933 with respect to Cumulative Preferred Securities, Series A (liquidation preference $25 per Series A Preferred Security) ( the "Series A Preferred Securities").

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the description set forth under the captions "Investment Copnsiderations -- Tax Event Redemption or Distribution" and "United States Federal Income Taxation" in the Prospectus Supplement included as a part of the Registration Statement correctly describe material aspects of the United States federal income tax treatment to investors, as of the date hereof, of an investment in the Series A Preferred Securities.

     We know that we are referred to under the heading "United States Federal Income Taxation" in the Prospectus Supplement forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 8-1 thereto.

                                             Very truly yours,

                                             /s/ SIDLEY & AUSTIN